UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2024 (October 17, 2024)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO	80241
(Address of principal executive offices)	(Zip Code)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ASTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement.

$1.9 Million Convertible Preferred Stock Financing

On October 17, 2024, Ascent Solar Technologies, Inc. (the “Company”, “we” and “us”) entered into a securities purchase agreement with accredited investors for a convertible preferred stock financing. The Company will receive approximately $1.9 million of gross proceeds. Funding is expected to occur on or before November 1, 2024.

Under the securities purchase agreement, the Company will issue approximately 1,900 shares of Series 1C convertible preferred stock (“Series 1C Preferred Stock”) at a purchase price of $1,000 per share of Series 1C Preferred Stock. The Series 1C Preferred Stock is convertible into common stock at an initial fixed conversion price (“Conversion Price”) of $2.50 per share of common stock.

The proceeds of this financing will be used for general corporate purposes.

The securities purchase agreement contains customary representations and warranties and agreements and obligations of the parties.

Terms of the Series 1C Preferred Stock

The Company has filed a Certificate of Designations of Preferences, Rights and Limitations of Series 1C Preferred Stock (“Certificate of Designations”) with the Secretary of State of the State of Delaware.

Dividends

Holders of the Series 1C Preferred Stock will be entitled to dividends on the per share stated value of $1,000 in the amount of 10% per annum, payable quarterly. The dividend rate will increase to 15% if any of the Series 1C Preferred Stock remains outstanding on or after October 17, 2027.

Unless the Company elects to pay dividends on the Series 1C Preferred Stock in cash, the Company will cumulate or “capitalize” the dividends, in which case the accrued dividend amount shall be added to the stated value of each share of Series 1C Preferred Stock.

Conversion Rights; Anti-Dilution Adjustments

The stated value of each share of Series 1C Preferred Stock (including all the unpaid dividends and other amounts payable on the Series 1C Preferred Stock) will be convertible into common stock at an initial fixed conversion price of $2.50 per share of common stock. The Series 1C Preferred Stock may be converted into shares of common stock at any time after April 17, 2025 at the option of the holder.

The conversion price of the Series 1C Preferred Stock is subject to customary ratable anti-dilution adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction involving the Company’s common stock.

Redemption

If at any time the closing sale price of the Company’s common stock equals at least 300% of the conversion price for the most recent 20 consecutive trading days, the Company shall have the right to redeem all, but not less than all, of the Series 1C Preferred Stock then outstanding in cash at a price equal to 110% of the stated value of the shares being redeemed.

Liquidation Value

Upon our liquidation, dissolution or winding up, holders of Series 1C Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount shall be paid to the holders of any of shares of common stock, an amount per share of Series 1C Preferred Stock equal to the greater of (A) 110% of the stated value of such preferred share and (B) the amount per share such holder would receive if such holder converted such preferred share into common stock immediately prior to the date of such payment.

Ownership and Conversion Limitations

The Company shall not effect the conversion of any shares of the Series 1C Preferred Stock held by a holder, and such holder shall not have the right to convert any of the Series 1C Preferred Stock held by such holder, to the extent that after giving effect to such conversion, such holder would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. Upon delivery of a written notice to the Company, any holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage of such holder to any other percentage not in excess of 19.99%.

In addition, the Company shall not issue, and the Series 1C Preferred Stock holders may not receive, any shares of common stock upon conversion of the Series 1C Preferred Stock, unless prior stockholder approval is obtained, if (x) any such shares would ever be deemed to be issued below the Nasdaq “Minimum Price” (as such term is defined in Nasdaq Rule 5635(d)) and (y) the number of such shares issued below the Nasdaq Minimum Price exceeds 19.99% of the issued and outstanding shares of Common Stock as of October 17, 2024 (1,304,133) or 260,696 shares of common stock.

Also, the Company shall not issue, and a holder of Series 1C Preferred Stock may not receive, any shares of common stock upon conversion of the Series 1C Preferred Stock, unless prior stockholder approval is obtained, if the number of shares to be issued to a holder, when aggregated with all other shares of common stock then beneficially owned by the holder, would (i) result in a holder owning more than 19.99% of the number of shares of the common stock outstanding immediately prior to the proposed issuance of shares of common stock. or (ii) otherwise constitute a “Change of Control” within the meaning of Nasdaq Rule 5635(b).

Voting Rights

On any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series 1C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the outstanding shares of Series 1C Preferred Stock held by such holder are convertible as of the record date (but only after giving effect to the Maximum Percentage conversion limitations referred to above). Except as provided by law or by the other provisions of the Series 1C Preferred Stock, holders of Series 1C Preferred Stock shall vote together with the holders of common stock as a single class and on an as-converted to common stock basis.

Certain directors, executive officers and advisors of the Company have purchased an aggregate of 1,405 shares of Series 1C Preferred Stock pursuant to the securities purchase agreement. The shares of Series 1C Preferred Stock owned by such directors, executive officers and advisors (after giving effect to the Maximum Percentage conversion limitations described above) would be entitled to cast, in the aggregate, approximately 23% votes on any matter to be considered by stockholders for approval at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), based upon approximately 1,304,133 shares of common stock currently outstanding.

* * * * * *

The foregoing description of the Series 1C Preferred Stock and related securities purchase agreement is a summary and is qualified in its entirety by reference to the documents attached hereto as Exhibits, which documents are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The securities described above in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offerings were made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	3.1	Certificate of Designations of Rights and Preferences of Series 1C Convertible Preferred Stock dated October 17, 2024
	10.1	Form of Series 1C Convertible Preferred Stock Securities Purchase Agreement dated October 17, 2024
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

October 23, 2024	By:	/s/ Jin Jo
Name: Jin Jo
Title: Chief Financial Officer